Exhibit 99.1

VIVEVE ANNOUNCES CLOSING OF AN UPSIZED $27.6 MILLION UNDERWRITTEN PUBLIC OFFERING AND EXERCISE OF OVER-ALLOTMENT OPTION

ENGLEWOOD, CO / ACCESSWIRE / January 19, 2021 / Viveve Medical, Inc. ("Viveve") (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today announced the closing of an upsized underwritten public offering of units for gross proceeds of approximately $27.6 million, which includes the exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Viveve.

The offering is comprised of (1) 4,607,940 Class A Units, priced at a public offering price of $3.40 per Class A Unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock, at an exercise price of $3.40 per share that expires on the fifth anniversary of the date of issuance, and (2) 2,450,880 Class B Units, priced at a public offering price of $3.40 per Class B Unit, with each unit consisting of one share of Series C convertible preferred stock and one warrant to purchase one share of common stock, at an exercise price of $3.40 per share that expires on the fifth anniversary of the date of issuance. The underwriter also exercised an over-allotment option to purchase an additional 1,058,820 shares of common stock and warrants to purchase 1,058,820 shares of common stock in the offering.

A.G.P./Alliance Global Partners acted as the sole book-running manager in connection with the offering.

Following the closing of the offering, the Company’s issued and outstanding common stock consists of 7,838,076 shares. The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-251517), which was declared effective by the United States Securities and Exchange Commission ("SEC") on January 13, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Viveve with the SEC. Copies of the final prospectus can be obtained at the SEC's website at www.sec.gov or from A.G.P./Alliance Global Partners 590 Madison Avenue, 28th Floor, New York, New York 10022 or by email at prospectus@allianceg.com.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the U.S. Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in stress urinary incontinence (SUI). Recently reported FDA approved changes to the U.S. pivotal PURSUIT trial protocol are intended to strengthen the overall study and its potential to achieve its primary efficacy endpoint. Study changes including an increase in the trial's size and more strict patient selection criteria were a result of guidance from Viveve's Clinical Advisory Board upon review of positive results from the Company's SUI feasibility and preclinical studies. Viveve received FDA approval of its Investigational Device Exemption (IDE) application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020 and FDA approval of its requested amendments to the IDE protocol as reported on December 10, 2020. The Company plans to initiate the PURSUIT trial in the near future. If positive, results from the PURSUIT trial may support a new SUI indication in the U.S.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or pursue strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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